EXHIBIT 99.1
Contact:
John L. McManus
President and Chief Operating Officer
(949) 481-9825

Aeolus Pharmaceuticals Announces First Quarter Fiscal Year 2007 Financial Results

Laguna Niguel, California, February 9, 2007 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today financial results for the three months ended December 31, 2006. The Company reported a net loss of $949,000, or $0.03 per share, compared to a loss of $1,523,000, or $0.11 per share, for the three months ended December 31, 2005, a decrease of 38%.

“Our efforts during the past quarter were focused on analyzing the data from our phase 1 multiple dose study of AEOL 10150 in ALS and planning for the launch of a new clinical trial for AEOL 10150 as a protector of healthy normal cells in radiation therapy,” stated John L. McManus, President and Chief Operating Officer. “For the remainder of the fiscal year, we expect to file an IND for AEOL 10150 as a radiation protectant and initiate a clinical trial for that indication.”

Research and development expenses were lower in the first quarter of fiscal year 2007 when compared to the first quarter of fiscal 2006 as the Company’s operational focus and research and development spending were focused on analyzing the results and preparing the final report of the Phase I multiple dose clinical trial for the treatment of ALS and preparing for an upcoming clinical trial for AEOL 10150 as a radiation protection agent. During the three months ended December 31, 2005, the Company’s primary operational focus and R&D spending was on conducting the Phase I multiple dose clinical trial for the treatment of ALS and the advancement of the Aeolus Pipeline Initiative.

General and administrative expenses increased in the first quarter of fiscal year 2007 compared to the first quarter of fiscal year 2006 as a result of increased stock compensation expense as the Company hired two additional employees during the quarter and both were granted stock options as part of their employment, and severance benefits in the amount of $50,000 paid to the Company’s former Chief Executive Officer.

As of December 31, 2006, the Company had $2,418,000 in cash and cash equivalents and 29,286,000 common shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses. AEOL10150’s initial target applications are for cancer radiation therapy and amyotrophic lateral sclerosis, also known as “ALS” or “Lou Gehrig’s disease.”

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

**********

AEOLUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended
	December 31,
	2006	2005
Revenue
Grant income	$-	$1

Costs and expenses:
Research and development	336	1,293
General and administrative	629	491
Total costs and expenses	965	1,784

Loss from operations	(965)	(1,783)
Interest expense, net	16	(12)
Other income	-	18
Decrease in fair value of common stock warrants	-	254

Net loss attributable to common stockholders	$(949)	$(1,523)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.03)	$(0.11)

Weighted average common shares outstanding:
(basic and diluted)	29,269	14,038

Selected Balance Items:
(in thousands)

	December 31, 2006	September 30, 2006

Cash and marketable securities	$2,418	$3,324
Total assets	$2,598	$3,554
Stockholders’ equity	$1,033	$1,707